UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 20, 2012
(Date of earliest event reported)

SILVER DRAGON RESOURCES INC.
(Exact name of registrant as specified in its charter)

0-29657
(Commission File Number)

Delaware	33-0727323
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

200 Davenport Road
Toronto, Ontario, M5R 1J2
(Address of Principal Executive Offices) (Zip Code)

(416) 223-8500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 20, 2012, the Chairman of the Audit Committee of the Company received notice from SF Partnership, LLP (“SFP”) stating that SFP had concluded that, as a result of becoming aware of new information, the following financial statements of the Company are no longer considered reliable:

  the annual statements for the years ended December 31, 2011 and December 31, 2010 (the “Annual Financials”);

  the interim financial statements for the three month periods ended March 31, 2012 and March 31, 2011 (collectively, the “March Financials”); and

  the interim financial statements for the six month periods ended June 30, 2012 and June 30, 2011 (collectively, the “June Financials” and together with the March Financials, the “Interim Financials”).

SFP had previously reported on the Annual Financials and had previously performed review procedures on the Interim Financials. All of such financials are included in the Company’s applicable filings with the Securities and Exchange Commission.

SFP explained in its notice that the Company recorded certain notes receivable, convertible notes payable and related financing and interest components on its balance sheet and statement of loss and deficit in advance of the execution date of certain agreements resulting in the premature recognition of the applicable transactions. SFP further stated in the notice that the impact to the measurement and disclosure to the aforementioned financial statements are still under investigation.

The Audit Committee has discussed the matters disclosed herein with SFP. The Audit Committee and the Company’s management are currently evaluating these matters. The Audit Committee determined that the financials cannot be relied upon.

The Company has provided SFP a copy of this disclosure and requested SFP to furnish the Company, as promptly as possible, a letter addressed to the Securities and Exchange Commission, stating whether SFP agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of such letter from SFP is included as Exhibit 7.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

7.1	Letter of SF Partnership, LLP dated November 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: November 27, 2012	/s/ Marc Hazout
By: Marc Hazout, President & CEO

EXHIBIT INDEX

Exhibit No.	Description

7.1	Letter of SF Partnership, LLP dated November 26, 2012